Exhibit 99.1

March 8, 2017	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Fourth Quarter and Fiscal 2016 Results

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the fourth quarter and fiscal year ended January 28, 2017.

Highlights

•	Full year total sales flat to last year and comparable store sales decreased 3.8 percent

•	Full year diluted earnings per share of $0.01 compared to $0.51 in 2015

Net loss for the fourth quarter was $4.9 million or $0.11 per diluted share compared to net income of $6.3 million or $0.13 per diluted share in 2015. For the year, net income was $0.4 million or $0.01 per diluted share compared to $23.7 million or $0.51 per diluted share in 2015. Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the year was $44.6 million compared to $76.7 million in 2015 (see Note 1).

“Our fourth quarter results were disappointing as we continued to work through higher than desired inventory levels and the impact of changes to marketing, merchandising and promotions implemented during the third quarter. We were aggressive with our promotions and markdowns to clear fall merchandise which severely impacted the quarter’s gross profit rate and earnings,” said Hunt Hawkins, Chief Executive Officer.

“With our new executive leadership now in place, 2017 will be a year of transition as we refine and organize around our strategies. Lessons learned from last year have us keenly focused on changes we need to make to our business to significantly improve management of our inventories and increase sales productivity. Everything we do will be aimed at our loyal customer and support our brand and value messaging in this continuing difficult retail environment.”

Sales

Total sales for the fourth quarter of 2016 decreased 2.2 percent to $385.5 million, while comparable store sales decreased 5.5 percent. Total sales were $1.36 billion for 2016 and 2015, while comparable store sales decreased 3.8 percent.

Gross Profit

Gross profit for the fourth quarter of 2016 was $87.9 million or 22.8 percent of sales compared to $105.8 million or 26.8 percent of sales in 2015. Gross profit for the year 2016 was $359.0 million or 26.4 percent of sales compared to $385.3 million or 28.3 percent of sales in 2015. The lower gross profit rate for both the quarter and the year is primarily due to higher markdowns. Additionally, higher occupancy costs, mostly from new stores, negatively leveraged on lower comparable store sales.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2016 were $96.1 million compared to $95.1 million in 2015. For the year, SG&A expenses were $355.4 million in 2016 compared to $343.7 million in 2015. Excluding the impact of new stores, SG&A expenses for the year decreased primarily as a result of higher credit card program income somewhat offset by higher expense for legal settlements and executive severance.

Balance Sheet

Inventories were $291 million at the end of 2016 compared to $294 million last year. Average inventories per store were down 5.9 percent from last year.

Borrowings under our credit facilities were $182 million and unused availability was $72 million at the end of the year. At the end of 2015, borrowings were $190 million and unused availability was $74 million.

Store Activity

We had 290 stores at the end of 2016 compared to 278 at the end of 2015. We opened thirteen new stores and closed one store in 2016.

2017 Outlook

We expect the following factors to influence our business in 2017:

•	We currently plan to open 11 new stores with five opening in March and six in September and October.

•	We also plan to close five stores and relocate one.

•	Net new stores should increase sales at least four percent above our comparable store sales increases for the year.

•	We expect our gross profit rate to approach the fiscal 2015 rate.

•	SG&A expenses are expected to increase approximately $15 million, the majority of which relates to new stores.

•	Interest expense is estimated to be about the same as in 2016.

•	The effective tax rate for the year is estimated to be 38.0 percent.

•	Capital expenditures for 2017 are expected to be approximately $32 million, or $29 million net of tenant improvement allowances.

Filing of Form 10-K

Reported results are preliminary and not final until the filing of our Form 10-K for the fiscal year ended January 28, 2017 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s fourth quarter and fiscal 2016 results will be held at 10 a.m. EDT on March 8, 2017. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through April 30, 2017.

Investor Presentation

Stein Mart’s fourth quarter and fiscal 2016 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 287 stores across 31 states. Stein Mart is adding new modern brands to its stores to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

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Stein Mart, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$385,518	$394,132	$1,360,518	$1,359,901
Cost of merchandise sold	297,581	288,328	1,001,539	974,614

Gross profit	87,937	105,804	358,979	385,287
Selling, general and administrative expenses	96,065	95,093	355,413	343,724

Operating (loss) income	(8,128)	10,711	3,566	41,563
Interest expense, net	1,086	899	3,884	3,283

(Loss) Income before income taxes	(9,214)	9,812	(318)	38,280
Income tax (benefit) expense	(4,307)	3,562	(719)	14,569

Net (loss) income	$(4,907)	$6,250	$401	$23,711

Net (loss) income per share:
Basic	$(0.11)	$0.14	$0.01	$0.52

Diluted	$(0.11)	$0.13	$0.01	$0.51

Weighted-average shares outstanding:
Basic	45,981	44,905	45,785	44,754

Diluted	45,981	46,061	46,597	45,953

Stein Mart, Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share data)

	January 28, 2017	January 30, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,604	$11,830
Inventories	291,110	293,608
Prepaid expenses and other current assets	30,249	18,586

Total current assets	331,963	324,024
Property and equipment, net	165,542	162,954
Other assets	30,344	29,247

Total assets	$527,849	$516,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,419	$105,569
Current portion of debt	10,000	10,000
Accrued expenses and other current liabilities	72,772	71,571

Total current liabilities	197,191	187,140
Long-term debt	171,792	180,150
Deferred rent	41,774	41,146
Other liabilities	46,832	31,472

Total liabilities	457,589	439,908

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,018,942 and 45,814,583 shares issued and outstanding, respectively	470	458
Additional paid-in capital	50,241	42,801
Retained earnings	19,853	33,337
Accumulated other comprehensive loss	(304)	(279)

Total shareholders’ equity	70,260	76,317

Total liabilities and shareholders’ equity	$527,849	$516,225

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended	Year Ended
	January 28, 2017	January 30, 2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$401	$23,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,600	29,873
Share-based compensation	7,923	6,516
Store closing charges	570	7
Impairment of property and other assets	1,433	2,008
Loss on disposal of property and equipment	3,437	167
Deferred income taxes	1,835	(4,835)
Tax (expense) benefit from equity issuances	(874)	3,646
Excess tax benefits from share-based compensation	(86)	(3,932)
Changes in assets and liabilities:
Inventories	2,498	(7,985)
Prepaid expenses and other current assets	(12,537)	520
Other assets	(1,020)	2,045
Accounts payable	8,785	(24,438)
Accrued expenses and other current liabilities	646	(316)
Other liabilities	14,974	11,425

Net cash provided by operating activities	60,585	38,412

Cash flows from investing activities:
Net acquisition of property and equipment	(42,378)	(44,365)
Proceeds from sale of assets	3,178	—

Net cash used in investing activities	(39,200)	(44,365)

Cash flows from financing activities:
Proceeds from borrowings	453,800	673,312
Repayments of debt	(462,200)	(483,079)
Debit issuance costs	—	(380)
Cash dividends paid	(14,700)	(239,089)
Excess tax benefits from share-based compensation	86	3,932
Proceeds from exercise of stock options and other	2,071	1,339
Repurchase of common stock	(1,668)	(3,566)

Net cash used in financing activities	(22,611)	(47,531)

Net decrease in cash and cash equivalents	(1,226)	(53,484)
Cash and cash equivalents at beginning of year	11,830	65,314

Cash and cash equivalents at end of year	$10,604	$11,830

NOTE TO PRESS RELEASE

Note 1 – EBITDA:

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Adjustments to EBITDA include non-cash items (impairment charges), significant non-recurring unusual items (executive severance, legal settlements) and new stores investments (pre-opening costs).

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	52 Weeks	52 Weeks
	Ended	Ended
	Jan. 28, 2017	Jan. 30, 2016
Net income	$401	$23,711
Add back amounts for computation of EBITDA:
Interest expense, net	3,884	3,283
Income tax (benefit) expense	(719)	14,569
Depreciation and amortization	32,600	29,873

EBITDA	36,166	71,436

Adjustments:
Executive severance	1,440	—
Expense related to legal settlements	1,993	205
Non-cash impairment charges	1,433	2,008
New store pre-opening costs	3,546	3,036

Total adjustments	8,412	5,249

Adjusted EBITDA	$44,578	$76,685